PROSPECTUS	Pricing Supplement No. 4103
Dated June 17, 2004	Dated December 6, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	No. 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Trade Date:	December 6, 2004
Settlement Date (Original Issue Date):	December 9, 2004
Maturity Date:	December 8, 2006
Principal Amount (in Specified Currency)	U.S.$ 1,000,000,000
Price to Public (Issue Price):	100.00%
Agent's Discount or Commission:	0.100%
Net Proceeds to Issuer (in Specified Currency):	U.S.$ 999,000,000
Interest Rate: Interest Calculation: ■ Regular Floating Rate  Inverse Floating Rate  Other Floating Rate
Interest Rate Basis:	Federal Funds Open Rate (See "Additional Terms-Interest" below)
Index Currency:	U.S. Dollars
Spread (Plus or Minus)	Plus 0.10%
Index Maturity:	Overnight
Spread Multiplier:	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each March 8th, June 8th, September 8th and December 8th of each year, commencing March 8, 2005.
Initial Interest Rate:	Determined as described herein.
Interest Reset Periods and Dates:	Daily, on each Business Day provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open rate in effect for the prior Business Day.
Interest Determination Dates:	On each Interest Reset Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
Page 2
Pricing Supplement No. 4103
Rule 424(b)(3)-Registration Statement
No.333-114095

Clearance and Settlement:

___	DTC Only.

X

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement).

___

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___	Euroclear and Clearstream, Luxembourg only.

CUSIP No.: 36962GN26

ISIN: US36962GN264

Common Code: 020805544

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
Page 3
Pricing Supplement No. 4103
Dated December 6, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

Additional Information:

General.

At September 30, 2004, the Company had outstanding indebtedness totaling $320.210 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2004, excluding subordinated notes payable after one year was equal to $319.393 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 30, 2004
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86	1.85

(Floating Rate)
Page 4
Pricing Supplement No. 4103
Dated December 6, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Additional Terms:

Interest

The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Moneyline Telerate Page 5.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Moneyline Telerate Page 5 or FFPREBON Index page on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

(Floating Rate)
Page 5
Pricing Supplement No. 4103
Dated December 6, 2004
Rule 424(b)(3)-Registration Statement
No. 333-114095

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.100% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Deutsche Bank Securities Inc.	$313,333,334
HSBC Securities (USA) Inc.	$313,333,333
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$313,333,333
Co-Managers:
Blaylock & Partners, L.P.	$ 20,000,000
The Williams Capital Group, L.P.	$ 20,000,000
Toussaint Capital Partners, LLC	$ 20,000,000
Total	$1,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.